EXHIBIT 5.1 LEGAL OPINION OF MARTIN & PRITCHETT, P.A.

Martin & Pritchett, P.A.
17115 Kenton Drive, Suite 202A, Cornelius, North Carolina 28031
TELEPHONE (704) 584-0268; FACSIMILE (704) 895-1528

Board of Directors
Greater China Media and Entertainment Corp.
10th Floor, Building A, Tongyongguoji Center
No. 3 Jianguomenwai Road, Chaoyang District, Beijing, China 100101

Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with Greater China Media and Entertainment Corp.’s (the “Company”) filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of 5,000,000 shares of the Company's common stock, $.001 par value (the “Shares”), pursuant to the 2007 Non-Qualified Stock Compensation Plan (the “Stock Plan”).

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Plan and the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.

Very truly yours,

Martin & Pritchett, P.A.

Date: July 17, 2007	By:	/s/Harold H. Martin
Harold H. Martin